UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2008

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432
 (Address of principal executive offices and Zip Code)

(561) 953-4353
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 14, 2008, the Employment Agreement dated Feb 1, 2007 between William M. Bass and our subsidiary, Bonds.com Holdings, Inc., was terminated thereunder by Bonds.com Holdings, Inc.  As a result of such termination, William Bass was removed from his positions as Chief Executive Officer and President of Bonds.com, Inc. and Executive Vice President of Bonds.com Holdings, Inc.

Item 8.01 Other Events.

On July 8, 2008, we amended (the “Amendments”) certain secured promissory notes originally issued on April 24, 2008 (the “Notes”) to Christopher D. Moody, one of our directors, and Valhalla Investment Partners, an investment fund co-managed by Mr. Moody.

Pursuant to the Amendment, we have: (i) increased the amounts outstanding under each of the Notes, such that the maximum amount that we can borrow under Mr. Moody’s Note and Valhalla Investment Partners’ Note is increased from $400,000 to $700,000 and from $400,00 to $600,000, respectively, (ii) released the security interest originally granted to Mr. Moody and Valhalla Investment Partners in a recent jury award in the approximate amount of $700,000, and (iii) granted a security interest in the domain name “bonds.com” to Mr. Moody and Valhalla Investment Partners.

To date, $600,000 has been loaned to us under the Valhalla Investment Partners Note and $400,000 has been loaned to us under Mr. Moody’s Note. Mr. Moody intends to provide a loan for an additional $300,000 to us on or about July 16, 2008. To date, we have used approximately $675,000 of such loans to pay: (i) salaries and other benefits for employees; (ii) trading platform technology and related maintenance costs; (iii) legal, accounting and other professional fees; and (iv) other administrative expenses. We intend to use the remaining $625,000 of such loans (which includes money we expect to receive under Mr. Moody’s Note on or about July 16, 2008) for general working capital purposes. Copies of the Amendments are included as exhibits to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Amendment to Grid Secured Promissory Note with Christopher D. Moody dated July 8, 2008.
99.2	Amendment to Grid Secured Promissory Note with Valhalla Investment Partners dated July 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2008

BONDS.COM GROUP, INC.

By: /s/ John J. Barry IV
John J. Barry IV
Chief Executive Officer